Exhibit 3

Names and Addresses of the Managers

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179

Morgan Stanley & Co. Incorporated
1585 Broadway, 2nd floor
New York, New York 10036

Banc of America Securities LLC
9 West 57th Street,
New York, New York 10019

Credit Suisse First Boston LLC
11 Madison Avenue,
New York, New York 10010

UBS Securities LLC
677 Washington Boulevard,
Stamford, Connecticut 06912